Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration Nos. 333-248694, 333-236476, 333-207090, and 333-205239) of TransUnion of our report dated November 19, 2021 relating to the financial statements of Marketing, Risk, and Communications Solutions Business (A Business of Neustar, Inc.), which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Washington, DC

February 15, 2022